Exhibit 23.5






                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement on Form S-3 and in the registration statement on Form S-3 (File No. 333-75068) of our report dated February 21, 2003, appearing in the Annual Report on Form 10-K of Iron Mountain Incorporated for the year ended December 31, 2002, on the consolidated financial statements as of October 31, 2001 and 2002 and for the three years ended October 31, 2002 of Iron Mountain Europe Limited and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ RSM Robson Rhodes LLP
RSM Robson Rhodes LLP


Birmingham, England
May 21, 2003